SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☐
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

AMERIGROUP Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

April 4, 2006
Dear Stockholder:
      You are cordially invited to attend AMERIGROUP Corporation’s 2006 annual meeting of stockholders, which will be held on May 10, 2006 at 10:00 a.m., Eastern Time, in the lobby of the AMERIGROUP National Support Center located at 5832 Midtowne Way, Virginia Beach, Virginia 23464. After the formal business session, there will be a report on the state of the Company and a brief question and answer session.
      The attached notice and proxy statement describes the items of business to be transacted at the annual meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the annual meeting. Please follow the instructions on the enclosed proxy card.
      Remember, you can always vote in person at the annual meeting, even if you have voted by proxy, if you are a stockholder of record or have a legal proxy from a stockholder of record. Thank you for your interest in our Company.

Sincerely,

AMERIGROUP Corporation

Jeffrey L. McWaters
Chairman and Chief Executive Officer

4425 Corporation Lane
Virginia Beach, VA 23462
PROXY STATEMENT AND
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, May 10, 2006
       The 2006 annual meeting of stockholders of AMERIGROUP Corporation will be held in the lobby of the AMERIGROUP National Support Center, 5832 Midtowne Way, Virginia Beach, Virginia 23464 on Wednesday, May 10, 2006 at 10:00 a.m., Eastern Time. Doors to the meeting will open at 9:30 a.m. The annual meeting will be held for the following purposes:

1. To elect two Directors to the Board of Directors, each for a three-year term ending in 2009;

2. To ratify the appointment by the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2006; and

3. To transact such other business that may properly be brought before the meeting or any adjournment or postponement thereof.
      Notice of the annual meeting has been sent to all holders of record of AMERIGROUP Corporation’s common stock, par value $0.01 per share at the close of business on March 28, 2006. All holders of record as of the close of business March 28, 2006 will be entitled to attend and vote at the meeting.
      A copy of our 2005 Annual Report is being mailed together with this proxy material. We make available free of charge on or through our website at www.amerigroupcorp.com our Annual Report on Form 10-K for the year ending December 31, 2005. Information on our website is not incorporated into this proxy statement or our other securities filings and is not a part of these filings. Any stockholder who desires additional copies may obtain one without charge by sending a request to the Company, c/o Investor Relations, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

By Order of the Board of Directors,

Stanley F. Baldwin
Executive Vice President,
General Counsel and Secretary
Virginia Beach, Virginia
April 4, 2006

ANNUAL MEETING OF STOCKHOLDERS
May 10, 2006
PROXY STATEMENT
GENERAL INFORMATION
      This proxy statement has been sent to you to solicit your vote at the 2006 annual meeting of stockholders of AMERIGROUP Corporation to be held in the lobby of the AMERIGROUP National Support Center, 5832 Midtowne Way, Virginia Beach, Virginia 23464 on Wednesday, May 10, 2006 at 10:00 a.m., Eastern Time, or any adjournment or postponement thereof, for the purposes set forth in the accompanying notice. Our Board of Directors is soliciting the accompanying form of proxy and urges you to sign the proxy card, fill in the date and return it immediately. The prompt cooperation of stockholders is necessary in order to ensure a quorum and to avoid expense and delay. References in this proxy statement to “the Company,” “we,” “us” and “our” refer to AMERIGROUP Corporation.
      Notice of the annual meeting has been sent to all stockholders of record of our common stock, par value $0.01 per share, who held such shares of stock at the close of business on March 28, 2006. You may vote your shares if you were a stockholder of record of our common stock as of the close of business on that date. Each share is entitled to one vote at the meeting. At the close of business on March 28, 2006, there were 51,631,466 outstanding shares of our common stock. The presence, in person or by properly executed proxy, of the holders of a majority of the shares outstanding is necessary to constitute a quorum at the annual meeting. Directors are elected by a plurality of the votes cast, and the two nominees who receive the greatest number of votes cast for election of Directors at the annual meeting will be elected. The ratification of appointment of the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of all shares present and entitled to vote.
      Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. In the election of Directors, broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of the independent registered public accounting firm, abstentions from voting will have the same effect as voting against such matter and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
      This proxy statement and the accompanying proxy materials are being mailed to stockholders on or about April 4, 2006.
      All holders of record of our common stock as of the close of business on March 28, 2006 will be entitled to attend and vote at the meeting. You may vote your shares either by proxy or in person, as follows:

•	By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it by mail in the postage paid envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, all of your shares will be voted:

•	FOR all of the nominees for Director;

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm to serve for the 2006 fiscal year; and

•	At the discretion of your proxies, on any other matters that may be properly brought before the annual meeting or any adjournment or postponement thereof.

•	In Person: You may attend the annual meeting and vote in person.
      You may revoke your proxy before it is voted at the meeting by either (i) filing a written notice of revocation, dated after the proxy date, with American Stock Transfer & Trust Company, in its capacity as our transfer agent or (ii) by sending to American Stock Transfer & Trust Company a later-dated proxy for the same shares of common stock. You may also revoke your proxy by attending the annual meeting and voting in person at the annual meeting. The mailing address for American Stock Transfer & Trust Company is 59 Maiden Lane, New York, NY 10038.
      If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting our transfer agent, American Stock Transfer & Trust Company, at (800) 937-5449.
      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.
      All expenses of soliciting proxies, including clerical work, printing and postage, will be paid for by the Company. Such solicitation will be made by mail and may also be made by Directors, officers and employees of the Company personally or by telephone, facsimile or other electronic means, without additional compensation. The Company will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their reasonable expenses incurred in sending material to principals and obtaining their proxies. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies. It is estimated that the fee for Morrow & Co., Inc. will be approximately $5,000, plus reasonable out-of-pocket costs and expenses. Such fees will be paid by the Company.

CORPORATE GOVERNANCE
      The Company maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including the Company’s Corporate Governance Principles, the Code of Business Conduct and Ethics and charters for each of the committees of the Board of Directors. The corporate governance page can be found at www.amerigroupcorp.com, by clicking on “Investors,” and then clicking on “Corporate Governance.”
      The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of the New York Stock Exchange (the “NYSE”) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including the following:

•	The Board of Directors has adopted corporate governance principles;

•	A majority of the members of the Board of Directors are independent of the Company and its management, within the meaning of the NYSE Director independence standards;

•	All members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee (the “Nominating/ Governance Committee”) are independent within the meaning of the NYSE Director independence standards;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	The Company has a clear code of business conduct and ethics that applies to its Directors, officers and employees. The Code is administered by its Compliance Officer and is posted on our intranet site and corporate website;

•	The charter of each of the committees of the Board of Directors clearly establishes their respective roles and responsibilities;

•	The Company has a Compliance Officer as well as an anonymous hotline available to all employees by telephone or e-mail, and the Company’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters;

•	The Company has adopted a code of ethics that applies to its executive officers and finance executives;

•	The Company’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls and reports directly to the Audit Committee; and

•	The Company has a procedure by which stockholders can communicate directly with members of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth the beneficial ownership of our common stock as of February 28, 2006, by (i) each named executive officer listed in the Summary Compensation Table, (ii) each of our Directors, (iii) all Directors and executive officers as a group, and (iv) stockholders holding 5% or more of our outstanding common stock based on information previously provided to the Company by such beneficial owners.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), which generally attributes beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 51,591,925 shares outstanding as of February 28, 2006.

	Number of
Name	Shares	Percent

Jeffrey L. McWaters(1)(2)	976,375	1.9%
Thomas E. Capps(3)(4)	26,000	*
Jeffrey B. Child(1)(4)	60,000	*
Kay Coles James(1)	—	*
William J. McBride(1)(4)	116,666	*
Uwe E. Reinhardt, Ph.D.(4)(5)	106,000	*
Richard D. Shirk(1)(6)	84,000	*
EARNEST Partners, LLC(7)	5,479,934	10.6%
FMR Corp.(8)	5,144,900	10.0%
Baron Capital Group, Inc.(9)	4,922,178	9.5%
Wasatch Advisors, Inc.(10)	3,721,648	7.2%
Deutsche Bank AG(11)	2,920,390	5.7%
James G. Carlson(1)(12)	775,216	1.5%
Richard C. Zoretic(1)(4)	153,716	*
Stanley F. Baldwin(1)(13)	98,182	*
Eric M. Yoder(1)(14)	78,114	*
E. Paul Dunn, Jr.(1)	—	*
All executive officers and Directors as a group (19 persons)	3,178,328	5.8%

*	Represents beneficial ownership of less than one percent.

(1)	The address for this person is c/o AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462.

(2)	Includes options to purchase 916,375 shares of our common stock.

(3)	Mr. Capps’ address is c/o Dominion Resources, Inc., 100 Tredegar Street, Richmond, VA 23219.

(4)	Includes options only.

(5)	Dr. Reinhardt’s address is 351 Wallace Hall, Princeton University, Princeton, NJ 08554.

(6)	Includes options to purchase 80,000 shares of our common stock.

(7)	Represents shares of our common stock owned by EARNEST Partners, LLC (“EARNEST”) as of December 31, 2005, as derived solely from information reported in a Schedule 13G/ A under the Securities Exchange Act of 1934 (the “Exchange Act”), filed with the SEC on February 16, 2006. The principal business address for EARNEST is 75 Fourteenth Street, Suite 2300, Atlanta, GA 30309.

(8)	Represents shares of our common stock owned by FMR Corp. (“FMR”) as of December 31, 2005, as derived solely from information reported in a Schedule 13G/ A under the Exchange Act, filed with the SEC on February 14, 2006. The principal business address for FMR is 82 Devonshire Street, Boston, MA 02109.

(9)	Represents shares of our common stock owned by Baron Capital Group, Inc. (“Baron”) as of December 31, 2005, as derived solely from information reported in a Schedule 13G/ A under the Exchange Act, filed with the SEC on February 9, 2006. The principal business address for Baron is 767 Fifth Avenue, New York, NY 10153.

(10)	Represents shares of our common stock owned by Wasatch Advisors, Inc. (“Wasatch”) as of December 31, 2005, as derived solely from information reported in a Schedule 13G/ A under the Exchange Act, filed with the SEC on February 14, 2006. The principal business address for Wasatch is 150 Social Hall Avenue, Salt Lake City, UT 84111.

(11)	Represents shares of our common stock owned by Deutsche Bank AG (“Deutsche”) as of December 31, 2005, as derived solely from information reported in a Schedule 13G under the Exchange Act, filed with the SEC on February 6, 2006. The principal business address for Deutsche is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany.

(12)	Includes options to purchase 774,318 shares of our common stock.

(13)	Includes options to purchase 96,782 shares of our common stock.

(14)	Includes options to purchase 47,956 shares of our common stock.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our executive officers and Directors and persons who beneficially own more than ten percent of our outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, Directors and stockholders holding ten percent or more of our outstanding common stock are required by SEC regulation to furnish to us copies of all Section 16(a) forms they file. Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations from certain reporting persons that no other filings were required for those persons, we believe that all the Section 16(a) filing requirements applicable to our executive officers, Directors and greater than ten percent stockholders were complied with for the year ended December 31, 2005.

PROPOSAL #1:
ELECTION OF DIRECTORS
      The Company’s Board of Directors currently has seven members, only one of whom, Mr. McWaters, the Chairman of the Board and Chief Executive Officer, is an employee of the Company.
      The Company’s Amended and Restated Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of Directors constituting the entire Board of Directors permits, with the term of office of one class expiring each year at the annual meeting. Each class of Directors is elected for a term of three years, except in the case of elections to fill vacancies or newly appointed Directorships.
      Two Directors will be elected at the annual meeting to serve until the annual meeting of stockholders in 2009 and until the election and qualification of their successors, or their earlier death, resignation or removal. Unless otherwise indicated on any proxy, the shares that are represented by such proxy will be voted FOR each of the nominees whose biographical information appears in the section below. Each of the nominees is now serving as a Director of the Company. Both nominees have consented to serve if elected. However, if at the time of the meeting any nominee is unable or unwilling to serve, the proxies will be voted for such other person as the Board of Directors may designate.
Vote Required
      Directors will be elected by a plurality of the votes cast. The Board of Directors unanimously recommends that you vote FOR the election to the Board of Directors of each of the two nominees identified below.

Nominees For Director (Terms to expire in 2009)

William J. McBride	Mr. McBride, age 61, has been one of our Directors since 1995. Mr. McBride has been retired since 1995. Prior to that, Mr. McBride was President, Chief Operating Officer and a Director of Value Health, Inc. and President and Chief Executive Officer of CIGNA Healthplans, Inc. Mr. McBride also serves on the Board of Directors of Magellan Health Services, Inc. and a number of privately held companies.

Thomas E. Capps	Mr. Capps, age 70, has been one of our Directors since 2004. Mr. Capps is currently Chairman of the Board of Dominion Resources, Inc. For more than five years prior to December 31, 2005, Mr. Capps served as the Chairman and Chief Executive Officer of Dominion Resources, Inc. Mr. Capps received his undergraduate and law degrees from the University of North Carolina at Chapel Hill. Mr. Capps joined Dominion in 1984 after practicing law in North Carolina and Florida and holding positions in the law departments of two other electric utility companies.

Directors Continuing in Office

Jeffrey L. McWaters	Mr. McWaters, age 49, has been our Chairman of the Board of Directors and Chief Executive Officer since he founded the Company in December 1994. From 1991 to 1994, Mr. McWaters served as President and Chief Executive Officer of Options Mental Health, a national managed behavioral healthcare company and prior to that in various senior-operating positions with EQUICOR — Equitable HCA Corporation and CIGNA HealthCare. Mr. McWaters is a member of the Board of Visitors of the College of William and Mary, a Director of America’s Health Insurance Plans and a member of the NYSE Listed Companies Advisory Board. His term as a Director of the Company expires in 2007.

Uwe E. Reinhardt, Ph.D.	Dr. Reinhardt, age 68, has been one of our Directors since 2002. He is the James Madison Professor of Political Economy and Public Affairs of Princeton University, a Trustee of Duke University and of its Duke University Health System, a Trustee of the H&Q Healthcare Investors and H&Q Life Sciences Investors, and a member of the Editorial Board of the Journal of the American Medical Association, Health Affairs and several other journals. Dr. Reinhardt serves on the Board of Boston Scientific Corporation and Triad Hospitals, Inc. He is a Commissioner on the Henry J. Kaiser Family Foundation’s Commission on Medicaid and the Uninsured. Until 2002, he had served for five years on the Center for Health Care Strategies, a non-profit think tank focused on improving managed-care techniques for the Medicaid and SCHIP populations. His term as a Director of the Company expires in 2007.

Kay Coles James	Kay Coles James, age 56, has been one of our Directors since 2005. From June 2001 to January 2005, Ms. James served as Director, U.S. Office of Personnel Management, where she was President Bush’s principal human resources advisor. She has also served as Secretary of Health and Human Services for the Commonwealth of Virginia; Senior Fellow at The Heritage Foundation; and Assistant Secretary of the U.S. Department of Health and Human Services. She currently serves on the National Medicaid Commission, the NASA Advisory Council, the Board of The Heritage Foundation, and the National Board of The Salvation Army. Ms. James previously served on the AMERIGROUP Corporation Board of Directors from October 28, 1999 until July 26, 2001. Ms. James is a graduate of Hampton University and the author of three books. On May 11, 2005, the Board of Directors elected Ms. James as a Director of the Company for a two-year term that expires in 2007.

Richard D. Shirk	Mr. Shirk, age 60, has been one of our Directors since 2002. Mr. Shirk has been retired since April 2002. Prior to that, Mr. Shirk served as Chairman and Chief Executive Officer of Cerulean Companies and as President and Chief Executive Officer of its wholly-owned subsidiary, Blue Cross and Blue Shield of Georgia. He has also held senior executive positions with CIGNA HealthCare, EQUICOR — Equitable HCA Corporation and The Equitable. In addition, Mr. Shirk serves on the Board of Directors of the SSgA funds, the Healthcare Georgia Foundation and a number of privately held companies. He is also on the Board of Trustees of Gettysburg College. On May 11, 2005, Mr. Shirk was re-elected as a Director of the Company for a three-year term that expires in 2008.

Jeffrey B. Child	Mr. Child, age 46, has been one of our Directors since 2003. Since July 2004, Mr. Child has served as the Chief Financial Officer of a family office of an unaffiliated third party. From February 1999 through June 2003, Mr. Child served as a Managing Director, U.S. equity capital markets at Banc of America Securities LLC, where he was responsible for its public equity underwriting business in the United States. Prior to that, he served as Managing Director of the Banc of America Securities’ healthcare group. In that position, he managed business solicitation, structuring and execution activities for the sector. He also co-chaired Banc of America Securities’ Equity Commitment Committee. Mr. Child also serves on the Board of Directors of FoxHollow Technologies, Inc. On May 11, 2005, Mr. Child was re-elected to serve as a Director of the Company for a three-year term that expires in 2008.
Information About the Board of Directors and its Committees
      The Board of Directors met six times in 2005. There were three Regular Board meetings and three Special Board meetings. Except for Dr. Reinhardt, no incumbent Director attended less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board of Directors on which the Director served during the period in which the Director served in 2005. Dr. Reinhardt would have met the attendance threshold except that he was unable to attend a Special Meeting of the Board of Directors called on short notice. Directors are encouraged to attend the annual meeting of stockholders and an in-person meeting of the Board of Directors is scheduled in conjunction with the annual meeting. All of the current Directors attended the last annual meeting of stockholders.
      None of the current Directors, except the Chairman and Chief Executive Officer, Mr. McWaters, has any other relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) other than as a Director or stockholder of the Company. On this basis, the Board of Directors has determined that each of the current Directors, except for Mr. McWaters, is independent within the meaning of the NYSE’s Director independence standards.
      The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member or all members of the Board of Directors, the non-management Directors as a group or any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual Directors or any group of Directors or Board committee or chair of such committee, correspondence should be addressed to the Board of Directors or any such individual Director or group of Directors or Board committee or chair of such committee by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462. All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of Directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope or e-mail is addressed. Members of the Board of Directors may be contacted electronically by sending an e-mail to corpbod@amerigroupcorp.com. The e-mail should indicate whether it is directed to the Board of Directors as a whole or to a specific Director or Committee chair.
      The non-management Directors meet in executive sessions periodically. Executive sessions are currently scheduled to be held either on the day prior to or the day of each of the four in-person meetings of the Board of Directors. At the first executive session of the year, the non-management Directors select a Director to preside at all executive sessions to be held that year. On February 9, 2006, the non-management Directors selected Richard D. Shirk to preside at all executive sessions to be held in 2006.
      The Board of Directors is responsible for selecting the nominees for election to the Board of Directors. It is the responsibility of the Nominating/ Governance Committee to develop selection criteria for Board of Directors membership and to review and consider prospective Board of Directors candidates.
      The Nominating/ Governance Committee will consider Director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating/ Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Committee’s evaluation process does not vary based on whether a candidate is recommended by a stockholder, although, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating/ Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of our common stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Director of the Company and the person’s consent to be named as a Director if selected by the Nominating/ Governance Committee and nominated by the Board of Directors.
      The stockholder recommendation and information described above must be sent to the Corporate Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462 and must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recently held annual meeting of stockholders. For the Company’s 2007 annual meeting of stockholders, this deadline is January 10, 2007.
Committees of the Board
      The Board of Directors has three standing committees: the Nominating/ Governance Committee, the Audit Committee and the Compensation Committee. Each committee is governed by a charter, a current copy of which is available on our corporate website at www.amerigroupcorp.com under the headings “Investors/ Corporate Governance/ Committee Charters.” A copy of each charter is also available in print to stockholders upon request, addressed to the Corporate Secretary at AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462. The Charter of the Audit Committee is attached as Exhibit A hereto.

Nominating/ Governance Committee
      The Company has a Nominating/ Governance Committee. The members of the Nominating/ Governance Committee are Uwe E. Reinhardt, Ph.D., Jeffrey B. Child and Kay Coles James, with Dr. Reinhardt serving as the Chairperson, each of whom is an independent Director within the meaning of the NYSE Director independence standards. The Nominating/ Governance Committee met three times during 2005.

      The functions of the Nominating/ Governance Committee include the following:

•	identifying and recommending to the Board of Directors individuals qualified to serve as Directors of the Company;

•	recommending to the Board of Directors the Directors to serve on committees of the Board of Directors;

•	advising the Board of Directors with respect to matters of Board of Directors composition, procedures and committees;

•	developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	overseeing the annual evaluation of the Board of Directors and the Company’s management.
      The Nominating/ Governance Committee believes that the minimum qualifications for serving as a Director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating/ Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Nominating/ Governance Committee also seeks to have the Board of Directors represent a diversity of backgrounds, experience and skills.
      The Nominating/ Governance Committee identifies potential nominees by asking current Directors and executive officers to notify the Committee if they are aware of persons, meeting the criteria described above, who might be available to serve on the Board of Directors. The Nominating/ Governance Committee also, from time-to-time, may engage firms that specialize in identifying Director candidates. As described above under “Information About the Board of Directors and its Committees,” the Committee will also consider candidates recommended by stockholders.
      Once a person has been identified by the Nominating/ Governance Committee as a potential candidate, the Committee collects and reviews available information regarding the person to assess whether the person should be considered further. If the Nominating/ Governance Committee determines that the candidate warrants further consideration, the Chairperson or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating/ Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments.

The Audit Committee
      The members of the Audit Committee are William J. McBride, Richard D. Shirk and Jeffrey B. Child, with Mr. McBride serving as the Chairperson, each of whom is an independent Director within the meaning of the NYSE Director independence standards. Based on his business experience previously described on page 6 of this proxy statement, as well as his prior experience as a CPA and a Chief Financial Officer of a publicly-traded company, the Board of Directors has determined that Mr. McBride is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Act of 1933. The Audit Committee met 18 times in 2005.
      Management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. KPMG LLP, as independent registered public accounting firm for the Company, is responsible for performing an independent audit of our consolidated financial statements and of the Company’s internal control over financial reporting and issuing reports thereon, in accordance with standards established by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee is responsible for reviewing the financial information which will be provided to stockholders and others, the systems of internal controls, which management and the Board of Directors have established, the performance and selection of an independent registered public accounting firm, and the Company’s audit and financial reporting processes.
      The Audit Committee approves the scope of audits and other services to be performed by the Company’s independent registered public accounting firm and internal auditors; considers whether the performance of any professional service by the independent registered public accounting firm, other than services provided in connection with the audit function, could impair the independence of the outside independent registered public accounting firm; reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls; reviews the Company’s financial performance quarterly prior to the release of earnings; reviews management’s discussion and analysis in the interim unaudited financial statements each quarter before the Company files its quarterly report on Form 10-Q with the SEC, and reviews management’s discussion and analysis in the annual audited financial statements before the Company files its annual report on Form 10-K with the SEC.
      It is the Company’s policy that all fees paid to the independent registered public accounting firm that performs the independent audit of the Company’s financial statements be pre-approved by the Audit Committee of the Board of Directors.
      All requests for fee pre-approval must first be presented to the Company’s General Auditor along with information about the nature of the proposed engagement including the amount of the fee and its timing. If the General Auditor deems the engagement appropriate, he will arrange to have the engagement presented to the Audit Committee for pre-approval. All engagements must be pre-approved by the Audit Committee prior to entering into an agreement for or commencing services.

The Audit Committee Report
      The Audit Committee has reviewed management’s discussion and analysis included in the Company’s annual report on Form 10-K and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2005.
      At its meeting on February 24, 2006, the Audit Committee discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed under the PCAOB standards, SEC rules and by Statement on Auditing Standards (SAS) No. 61 Communication with Audit Committees, as amended by SAS No. 90 Audit Committee Communications.
      The Audit Committee received and reviewed the written disclosures from KPMG LLP as required by NYSE listing standards, and has discussed with the independent registered public accounting firm their independence. The Audit Committee considered whether the provision of non-audit services was compatible with KPMG LLP’s independence in performing audit services.
      Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 1, 2006.

Members of the Audit Committee:

William J. McBride (Chairperson)
Jeffrey B. Child
Richard D. Shirk

The Compensation Committee
      The members of the Compensation Committee are Richard D. Shirk, William J. McBride and Thomas E. Capps, with Mr. Shirk serving as the Chairperson, each of whom is an independent Director within the meaning of the NYSE Director independence standards. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee. The Compensation Committee met nine times in 2005.
      The Compensation Committee considers management proposals relating to compensation, reviews and makes recommendations to the Board of Directors with respect to compensation and benefit issues, and administers the terms of performance-based compensation of the key officers of the Company including the Named Executive Officers listed in the Summary Compensation Table within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee utilizes independent compensation consultants to provide expert advice regarding executive compensation, including new trends and compensation proposals presented by management.
Compensation of Directors
      Directors who are officers or employees of the Company receive no compensation for service as a member of the Board of Directors. Directors who are not officers or employees of the Company receive a quarterly retainer of $7,000, payable in arrears, and an attendance fee of $2,500 for each Regular Board of Directors meeting attended in person. Directors are not compensated for participating by conference call in Special or Regular Board of Directors meetings, unless an exception is granted by the Chairman of the Board of Directors. Each Committee Chairman receives an additional retainer of $8,000, payable $2,000 per quarter, in arrears. Directors also receive an annual retainer of $8,000, payable $2,000 per quarter in arrears, for each Committee on which a Director serves. Directors are also reimbursed for their reasonable expenses incurred in connection with their service.
      Individuals who have served as Directors for the prior three-year period receive an annual option grant covering 16,000 shares of our common stock (subject to availability of shares under our equity compensation plans). Directors who have served for less than three years receive an annual option grant covering 26,000 shares of our common stock for the first three years of service, after which time the number of shares subject to annual option grants is reduced to 16,000 (all subject to availability of shares under our equity compensation plans). Each option grant vests on the first anniversary of the date of grant.
      In May 2005, the Company granted to each of Thomas E. Capps, Kay Coles James, and Richard D. Shirk options to purchase 26,000 shares of the Company’s common stock under our 2005 Equity Incentive Plan at an exercise price of $38.69 per share. These options become fully vested on May 11, 2006. Additionally, in May 2005, the Company granted Uwe E. Reinhardt, Ph.D. options to purchase 16,000 shares of the Company’s common stock under our 2005 Equity Incentive Plan at an exercise price of $38.69 per share. These options become fully vested on May 11, 2006.

Executive Officer Compensation
      The table below sets forth a summary of the compensation the Company paid for the last three fiscal years to the Chief Executive Officer and to the four additional most highly compensated persons serving as executive officers at the end of the last fiscal year, together with one additional individual who would have been among the four other most highly compensated executive officers serving at year-end but for the fact that his employment terminated before year-end (collectively, the “Named Executive Officers”).

							Long-Term
		Summary Compensation Table					Compensation

							Securities
					Other Annual		Underlying	All Other
		Salary	Bonus		Compensation		Options	Compensation
Name and Principal Position	Year	($)	($)		($)		(#)	($)(10)

Jeffrey L. McWaters	2005	650,495	—		1,037	(3)	225,000	3,816
Chairman and Chief	2004	655,318	1,352,259		1,560	(4)	200,000	5,100
Executive Officer	2003	612,462	1,225,181		—		200,000	852
James G. Carlson	2005	510,702	—		—		140,000	2,660
President and Chief	2004	503,683	616,667		48,715	(4)	100,000	2,375
Operating Officer	2003	301,442	416,667		6,128	(5)	600,000	500
Richard C. Zoretic	2005	305,249	—				40,000	1,000
Executive Vice President	2004	307,512	246,000		136,487	(4)	60,000	1,000
Healthplan Operations	2003	68,038	233,080		9,715	(6)	100,000
Stanley F. Baldwin	2005	281,727	—				30,000	1,315
Executive Vice President,	2004	277,855	268,080		—		40,000	1,278
General Counsel and Secretary	2003	259,684	208,080		—		36,000	752
Eric M. Yoder, M.D.	2005	269,382	—		25,659	(7)	18,000	1,000
Executive Vice President,	2004	256,823	203,725		—		12,000	1,000
Chief Medical Officer	2003	238,166	125,580		—		7,070	500
E.Paul Dunn, Jr.(1)	2005	304,571	—		116,413	(8)	100,000	449,600
Chief Financial Officer	2004	43,077	450,000	(2)	11,598	(9)	—	—
	2003	—	—		—		—	—

(1)	Mr. Dunn resigned from the Company on November 7, 2005, effective November 10, 2005.

(2)	The bonus figure includes $200,000 which is attributable to the 2007 Long Term Incentive Plan (LTT) award, which Mr. Dunn will not receive due to his resignation as an executive officer on November 7, 2005.

(3)	For payment of taxes.

(4)	The following amounts were inadvertently omitted from the Summary Compensation Table of the 2005 Proxy Statement, $1,560 for Mr. McWaters for the payment of taxes, $48,715 for Mr. Carlson which includes $33,029 of relocation compensation and $15,686 for the payment of taxes, and $117,150 for Mr. Zoretic which includes relocation compensation of $83,575 and $33,575 for the payment of taxes.

(5)	Compensation of $4,155 for relocation and $1,973 for payment of taxes.

(6)	Compensation of $6,587 for relocation and $3,128 for payment of taxes.

(7)	Compensation of $20,083 for relocation and $5,576 for payment of taxes.

(8)	Compensation of $88,950 for relocation and $27,463 for payment of taxes.

(9)	Compensation of $6,917 for relocation and $4,681 for payment of taxes.

(10)	For 2005, compensation is for corporate matching funds for the Company’s 401(k) retirement plan of $1,000 each for Mr. McWaters, Mr. Carlson, Mr. Zoretic, Mr. Baldwin and Dr. Yoder. The remainder (if any) is for life insurance premiums. For 2004, compensation for life insurance premiums of $2,840 for Mr. McWaters is included which was inadvertently omitted from the Summary Compensation Table of the 2005 Proxy Statement. Amounts for Mr. Dunn are payments made pursuant to an agreement made in connection with his resignation from the Company (see “Agreements with Named Executive Officers” below), including a lump sum payment of $120,000 and $329,600 that is being paid on a bi-weekly basis over a one-year period.

Option Grants in Last Fiscal Year(1)

					Potential Realizable
					Value at Assumed
	Number of	Percent of			Annual Rates of Stock
	Securities	Total Options			Price Appreciation for
	Underlying	Granted to	Exercise		Option Term(3)
	Options	Employees in	Price	Expiration
Name	Granted	Fiscal Year	($/Share)	Date	5%($)	10%($)

Jeffrey L. McWaters(2)	225,000	11.1%	41.60	02/09/15	5,886,454	14,917,429
James G. Carlson(2)	140,000	6.9%	41.60	02/09/15	3,662,682	9,281,956
Richard C. Zoretic(2)	40,000	2.0%	41.60	02/09/15	1,046,481	2,651,987
Stanley F. Baldwin(2)	30,000	1.5%	41.60	02/09/15	784,860	1,988,991
Eric M. Yoder, M.D.(2)	18,000	0.9%	41.60	02/09/15	470,916	1,193,394
E. Paul Dunn, Jr.(2)	100,000	4.9%	41.60	02/09/15	2,616,202	6,629,969

(1)	No stock appreciation rights were granted to the Named Executive Officers during 2005.

(2)	The options were granted on February 9, 2005. Options covering 25% of the shares were vested on the date of grant. Another 6.25% of the options vested on April 1, 2005, and the remaining options were to vest in 6.25% increments each quarter thereafter, such that the options as originally granted would have fully vested on January 1, 2008. On August 10, 2005, the Compensation Committee accelerated the vesting of the options so that the options fully vested on August 10, 2005.

(3)	Calculated based on the fair market value at the date of grant, which is equal to the exercise price. The amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%) specified by the SEC, and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of our common stock.
      The following table sets forth information concerning the exercise of stock options during 2005 by the Named Executive Officers.
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values(1)

						Value of In-the-Money
			Number of Securities			Unexercised Options at
	Number of		Underlying Unexercised			Fiscal Year-End
	Shares	Value	Options at Fiscal Year-End			($)(3)
	Acquired	Realized
Name	on Exercise	($)(2)	Exercisable		Unexercisable	Exercisable	Unexercisable

Jeffrey L. McWaters	129,000	4,135,390	861,166		82,500	4,562,745	206,500
James G. Carlson	—	—	708,750		131,250	1,978,250	411,750
Richard C. Zoretic	—	—	137,500		62,500	37,950	17,250
Stanley F. Baldwin	3,500	79,380	85,868		16,700	481,685	43,618
Eric M. Yoder, M.D.	—	—	43,731		5,773	150,410	19,149
E. Paul Dunn, Jr.	—	—	185,000	(4)	—	—	—

(1)	No stock appreciation rights are held by the Named Executive Officers.

(2)	This amount represents the aggregate market value of our common stock underlying each option at the time it was exercised less the aggregate exercise price of the option.

(3)	Value was calculated using a fair market value of $19.46 per share, which was the closing price of our common stock on the NYSE on December 30, 2005 (the last trading day of 2005).

(4)	Options granted to Mr. Dunn, per the applicable option agreement, were exercisable to the extent vested for 90 days subsequent to his last day of employment on November 10, 2005. None of the options held by Mr. Dunn were exercised before their expiration.

Long-Term Incentive Plans — Awards in Last Fiscal Year(1)

Estimated Future Payouts Under Non-
		Performance or	Stock
	Number of Shares,	Other Period Until	Price-Based Plan
	Units or Other	Maturation or
Name	Rights(#)	Payout	Threshold($)	Target($)	Maximum($)

Jeffrey L. McWaters	—	—	—	—	—
James G. Carlson	—	—	—	—	—
Richard C. Zoretic	—	—	—	—	—
Stanley F. Baldwin	—	—	—	—	—
Eric M. Yoder, M.D.	—	—	—	—	—
E. Paul Dunn, Jr.(2)	—	—	—	—	—

(1)	As more fully described below as part of the Compensation Committee’s report on executive compensation, the long-term cash incentive award is designed to create deferred cash incentives to retain key executives. The Company did not attain its financial goals in 2005. Accordingly, there was no LTI Award “earned” for the three-year award cycle beginning in 2005 and ending in 2007, and no amount will be payable in 2008 (or any other year) for that three-year award cycle.

(2)	Upon his resignation from the Company in November 2005, Mr. Dunn ceased to qualify for any payments under the Long-Term Incentive Plan. As noted in footnote (1) above, no payment would have been made even if his employment had continued.
Agreements With Named Executive Officers
      Jeffrey L. McWaters. The Company employs Mr. McWaters as its Chief Executive Officer and he serves as Chairman of the Board of Directors pursuant to an Amended and Restated Employment Agreement dated October 2, 2000 (the “Agreement”). The Agreement had an initial term of three years, commencing on October 28, 1999, and continues from year to year thereafter, unless earlier terminated as provided in the Agreement. Pursuant to the Agreement, as long as Mr. McWaters is employed with the Company, the Board of Directors agrees to employ Mr. McWaters as Chief Executive Officer and nominate him as a Director and Chairman of the Board of Directors. The Agreement relates primarily to termination provisions and provides the following:

•	Mr. McWaters may terminate his employment on 30 days’ written notice to us, and if termination is at his option (except for “Changed Circumstances” as described below), he is not entitled to severance benefits.

•	The Company may terminate Mr. McWaters for cause upon 30 days’ written notice, in which event Mr. McWaters would not be entitled to severance benefits.

•	If the Company terminates Mr. McWaters without cause or if Mr. McWaters terminates his employment for Changed Circumstances, Mr. McWaters would be entitled to (i) 24 months of severance payments based on his then current base salary, (ii) a lump sum payment equal to two times the average annual bonus paid to him in the immediately preceding three years, and (iii) medical and other health insurance benefits for 24 months. “Changed Circumstances” for purposes of the Agreement means a significant reduction in Mr. McWaters’ responsibilities, including without limitation, the hiring of another executive to whom Mr. McWaters is required to report.

•	If Mr. McWaters terminates his employment for Changed Circumstances after a change in control, or if the Company terminates his employment without cause during the 16-month period beginning four months before a change of control, Mr. McWaters would be entitled to be paid an amount equal to (i) two times his then current gross annual base salary, plus (ii) two times the average annual bonus paid to him in the immediately preceding three years, reduced as necessary to avoid characterization as a “parachute payment” within the meaning of Section 280G of the Code. Payment would be made, at Mr. McWaters’ election, either in a lump sum or in up to 24 monthly installments. In addition,

Mr. McWaters would be entitled to continue medical and other health insurance benefits for so long as any installment payments are being made.

      Change of control for these purposes includes: (1) the acquisition by a person or group of 20% or more of the voting power of our outstanding securities, (2) either a majority of the Directors nominated at an annual meeting of stockholders being nominated by other than “incumbent Directors” (i.e., the Directors on October 2, 2000 and any Directors subsequently nominated by at least 2/3 of the then incumbent Directors) or the incumbent Directors ceasing to constitute a majority of the Directors, (3) stockholder approval of (A) a merger or other business combination where our outstanding stock immediately prior to such transaction does not continue to represent more than 50% of the surviving entity, (B) a complete liquidation of the Company, or (C) a sale of substantially all of the Company’s assets, or (4) any other event that the Board of Directors determines to affect the control of the Company.
      The Agreement further:

•	provides for a base annual salary of not less than $425,000, subject to adjustment from time to time and currently set at $655,636 by the Board of Directors, plus a discretionary bonus of up to 150% of base salary as in effect from time-to-time,

•	provides that in the event Mr. McWaters is terminated for cause or he voluntarily resigns, for 24 months following his termination, Mr. McWaters may not (1) engage in any business activity related to Medicaid managed health care in the markets in which we operate, or (2) solicit, interfere with, influence or endeavor to entice any employee, customer or any independent contractor of the Company, or any organization that is considered a prospect of the Company by virtue of having established contact with the Company for the purpose of doing business, and

•	provides for indemnification of Mr. McWaters in his capacity as a Director or officer of the Company.
      E. Paul Dunn, Jr. On November 7, 2005, E. Paul Dunn, Jr., resigned as the Executive Vice President, Chief Financial Officer, Treasurer of the Company. In connection with the resignation, the Company entered into a Separation Agreement and General Release (the “Separation Agreement”) with Mr. Dunn on December 2, 2005.
      Under the terms of the Separation Agreement, Mr. Dunn received (i) a lump sum payment of $120,000 on December 16, 2005, (ii) payment of accrued and unpaid Paid Annual Leave, and (iii) approximately $329,600, a value equal to Mr. Dunn’s annual base salary, which shall be payable biweekly for one year from the initial payment. In addition, the Company agreed that Mr. Dunn’s last day of employment was as of November 10, 2005 and the Company agreed to reimburse Mr. Dunn for reasonable legal fees that may be incurred in the future with respect to matters that arose during his employment, in an amount not to exceed $55,000. In consideration for such payments, Mr. Dunn agrees, among other things, to release all claims against the Company, not to reveal proprietary or confidential information concerning the business or affairs of the Company and to cooperate and assist the Company in any litigation or claim relating to matters that arose during his employment.
Report of the Compensation Committee

Compensation Philosophy
      The Company’s executive compensation program is designed to allow the Company to be competitive in the marketplace with respect to attracting, retaining and motivating executive officers. The key components of the Company’s executive compensation program are base salary, annual incentive compensation, long-term incentive compensation and equity compensation in the form of stock option grants. The Company’s marketplace for executive talent is viewed to be companies generally engaged in the healthcare and insurance industries (including all of the companies that are included in the peer group indices in the “Performance Graph” on page 18) as well as firms in general industries of similar size and scope. The program emphasizes pay-for-performance elements, such as annual cash incentives and stock option grants. Compensation surveys and other externally available pay information, particularly from the healthcare, insurance and managed care industries, are used to understand the relevant labor markets and as guidelines for reasonableness in establishing compensation programs and targets. Corporate, health plan and personal performance are the most important determinants in actual compensation awards.

Base Salary Compensation
      Base salary compensation for executive officers is determined by an assessment of all of the following:

•	overall Company performance (financial and non-financial),

•	executive officer performance, experience and responsibilities, and

•	applicable market pay information.
      The Compensation Committee believes that current total cash compensation for Named Executive Officers is at or below median market levels, which is consistent with the Company’s philosophy of rewarding performance through incentive compensation.

The Chairman’s Bonus Plan
      The Chairman’s Bonus Plan (the “Bonus Plan”) is an incentive plan designed to reward the Company’s management, including its Chief Executive Officer and its other executive officers, for the attainment of corporate performance goals and individual major job objectives (“MJOs”). The Bonus Plan has three components: an annual incentive cash award, a long-term cash incentive award and equity-based compensation. All participants in the Bonus Plan are eligible for the annual cash award. Certain of the participants are eligible for the annual cash award and the equity-based compensation. Certain other participants are eligible for the annual cash award, the equity compensation and the long-term cash incentive award. The type and amount of the award targets under the Bonus Plan reflect the participant’s level of responsibility along with past performance and anticipated future contributions to the Company.
      Participants under the Bonus Plan can receive an award only if both the Company’s corporate performance goals and their respective individual MJOs are met. The Company’s corporate performance goals are based upon attainment of predetermined levels of audited net income. The amount of each participant’s award is based upon the percentage of their MJOs attained. The Company’s corporate performance goals, as well as the individual’s MJOs, are developed to encourage responsible and profitable growth and the creation of stockholder value, while taking into consideration other non-financial goals such as quality standards, operational excellence, market leadership, member and provider satisfaction and the execution of strategic plans.

Cash Awards
      Both the annual and long-term components of the Bonus Plan are paid under the terms of our 2003 Cash Incentive Plan and are measured by the same performance criteria over the same one-year period. The annual award under the Bonus Plan is to reward participants for the accomplishment of their individual MJOs and is paid prior to the March 15th following the year for which it is earned. Because the Company did not attain its financial goals in 2005, no annual bonus was paid to Senior Officers, Executive Officers or Named Executive Officers.
      The long-term cash incentive award is designed to create deferred cash incentives to retain key executives. Payment of the long-term cash incentive is deferred over a three-year period. For example, for the three-year award cycle beginning in 2003 and ending in 2005 and payable in 2006 (the “2006 LTI Award”), each eligible participant was assigned a potential award amount based upon attainment of individual MJOs during 2003, and each participant was evaluated against these objectives. Funding of each one-third installment of the total potential award is contingent upon the Company’s attainment of financial goals for each of the respective three years in the award cycle, but in any event no award will be paid to a participant unless the participant remains employed by the Company in good standing on the date the amount of the final installment is determined in 2006. The Company attained its financial goals in 2003 and 2004 but did not in

2005. Accordingly, the portion of the 2006 LTI Award attributable to 2003 and 2004 was “earned” and paid in 2006 (assuming continued employment in good standing). Because the Company did not meet its financial goals in 2005, the final one-third of the 2006 LTI award was not funded.
      Similarly, each eligible participant was assigned a potential award amount for the three-year award cycle beginning in 2004 and ending in 2006 and payable in 2007 (the “2007 LTI Award”), based upon attainment of individual MJOs during 2004. Each participant in the 2007 LTI Award will be evaluated against these objectives. Funding of each one-third installment of the total potential 2007 LTI Award is contingent on the Company’s attainment of financial goals for each of the respective three years in the cycle, but in any event no award will be paid to a participant unless the participant remains employed by the Company in good standing on the date the amount of the final installment is determined in 2007. The Company attained its financial goals in 2004 but not in 2005. Accordingly, the portion of the 2007 LTI Award attributable to 2004 has been “earned” and will be paid in 2007 (assuming continued employment in good standing). No amount was funded for 2005. Funding of the remaining one-third of the 2007 LTI Award is further contingent upon the Company attaining its financial goals in 2006.
      Because the Company did not attain its financial goals in 2005, no amounts will be funded for the three-year award cycle beginning in 2005 and ending in 2007, payable in 2008 (the “2008 LTI Award”).

Stock Options and Restricted Stock
      In 2005, the Company used stock options as the primary means to reward executive officers and other key staff for long-term sustained performance and as a tool to retain, attract and motivate critical employees. The use of stock options, in the opinion of the Compensation Committee, provides a significant and critical link between the results achieved for the Company’s stockholders and the rewards of executive officers and other staff. The Company may also elect to grant restricted stock for this purpose.
      Stock options granted in 2005 typically had a 10-year term and vested over four years, commencing on the first day of the applicable bonus period. The bonus period runs concurrent with the calendar year. Accordingly, the options granted with respect to 2004 performance, with a date of grant of February 9, 2005, were 25% vested as of the date of grant. Another 6.25% of the options vested on April 1, 2005, and the options continued to vest at a rate of 6.25% per calendar quarter until August 10, 2005, at which time the Compensation Committee approved an immediate and full vesting of the remaining unvested options awarded on February 9, 2005. At the time of the acceleration, the options had an exercise price in excess of the value of the underlying shares of common stock. The acceleration allowed the Company to avoid recognizing the compensation expense associated with these options in future periods which would be required as a result of the Company’s adoption of Statement of Financial Accounting Standards No. 123(R) Share-Based Payments (“SFAS 123(R)”) commencing on January 1, 2006. The Compensation Committee determined the avoidance of the compensation expense associated with these options outweighed the objective of incentive compensation and retention.

2005 Equity Incentive Plan
      In 2005, the Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan is intended to encourage the key employees and Directors of the Company to own our common stock and to provide additional incentive to those employees and Directors of the Company whose contributions are essential to the growth and success of the Company’s business, in order to strengthen the commitment of such persons to the Company, motivate such persons to faithfully and diligently perform their responsibilities and attract and retain competent and dedicated persons whose efforts will result in long-term growth and profitability of the Company. To this end, the Equity Incentive Plan provides for the issuance of stock-based awards including stock options, restricted stock, restricted stock units, stock appreciation rights, stock bonuses and other stock-based awards.
      With the adoption of SFAS 123(R), it is the Company’s intention to revise its philosophy with respect to the granting of equity incentives to one that is less dependent on Company performance overall, and more focused on attracting and retaining motivated executives by targeting an equity award that maintains an individual’s total direct compensation at market median. The Company expects that, under this new philosophy, equity awards that provide for total direct compensation for executives beyond the market median will be directly linked to Company performance against peers that exceeds expectations. As previously disclosed in a Current Report on Form 8-K on February 21, 2006, consistent with this philosophy, the Company earlier in 2006 awarded to its Chief Executive Officer and President, respectively, grants of restricted stock with vesting based upon the attainment of certain performance criteria related to increases in earnings per share.

Chief Executive Officer Compensation
      Pursuant to a contract entered into in 2000, Mr. Jeffrey L. McWaters, the Company’s Chairman and Chief Executive Officer, is entitled to receive an annual base salary of not less than $425,000, subject to adjustment from time-to-time by the Board of Directors. His current base salary is $655,636. Based on applicable external information provided by an outside compensation consultant, this salary is at or below median levels of pay for his position in the market. Mr. McWaters also has an annual incentive target equal to 150% of his base salary. For fiscal year 2005, based upon the Company’s performance, neither Mr. McWaters nor any other Named Executive Officer received a cash award, either annual or long-term, under the Company’s 2003 Cash Incentive Plan. In 2006, neither the Chief Executive Officer nor the President received a salary increase, due to the Company’s financial performance in 2005.
      In 2005, Mr. McWaters was granted options to purchase 225,000 shares of common stock at an exercise price of $41.60 per share. The options were granted under the 2003 Equity Incentive Plan in recognition of his performance during 2004.

Executive Compensation Tax Deductibility
      Section 162(m) of the Code generally provides that compensation paid by a publicly held corporation to its chief executive officer and four other most highly compensated executive officers in excess of $1 million per year per executive will be deductible by the corporation only if paid pursuant to qualifying performance-based compensation plans approved by stockholders of the Corporation. It is the Compensation Committee’s intended policy to maximize the effectiveness of the Company’s executive compensation programs while also taking into consideration the requirements of Section 162(m) of the Code. In that regard, the Compensation Committee intends to maintain flexibility to take actions which it deems to be in the best interests of the Company and its stockholders.
      Accordingly, although the Compensation Committee intends to preserve the deductibility of compensation to the extent consistent with its overall compensation policy, it reserves the authority to award non-deductible compensation as it deems appropriate.

Members of the Compensation Committee:

Richard D. Shirk (Chairperson)
Thomas E. Capps
William J. McBride

Performance Graph
      The following line graph compares the percentage performance change in the cumulative total stockholder return on our common stock against the cumulative total return of the Standard & Poor’s Corporation Composite 500 Index (the “S&P 500”) and a peer group index for the period from November 6, 2001 (the date of our initial public offering) to December 31, 2005. The graph assumes an initial investment of $100 in AMERIGROUP common stock and in each of the indices.
      The Current Year Peers index consists of Centene Corp. (CNC), Coventry Health Care Inc. (CVH), Health Net Inc. (HNT), Humana Inc. (HUM), Magellan Health Services Inc. (MGLN), Molina Healthcare Inc. (MOH), Pacificare Health Systems (PHS), Sierra Health Services (SIE), Wellcare Health Plans Inc. (WCG), and Wellchoice Inc. (WC). Due to United Health Group, Inc.’s acquisition of PHS, PHS ceased trading on the NYSE as of December 21, 2005. Due to WellPoint Inc.’s acquisition of WC, WC ceased trading on the NYSE on December 28, 2005. Both of these peers have been removed from the peer index on the day the stock ceased trading. The Company is not included in the peer group index. In calculating the cumulative total stockholder return of the peer group index, the returns of each of the peer group companies have been weighted according to their relative stock market capitalizations.
Comparisons of Total Stockholder Returns

Certain Relationships and Related Transactions

Indemnification Agreements
      The Company has entered into an indemnification agreement with each of its executive officers and Directors. The indemnification agreement provides that the Director or officer will be indemnified to the fullest extent permitted by law for claims arising in such person’s capacity as a Director or executive officer. The agreement further provides that in the event of a change of control of the Company, the Company would seek legal advice from an approved special independent counsel selected by the officer or Director, who has not performed services for either party for five years, to determine the extent to which the executive officer or Director would be entitled to an indemnity under applicable law. Also, in the event of a change of control or a potential change of control, the Company would, at the executive officer’s or Director’s request, establish a trust in an amount equal to all reasonable expenses anticipated in connection with investigating, preparing for and defending any claim. The Company believes that these agreements are necessary to attract and retain skilled management with experience relevant to our industry.

PROPOSAL #2:
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
      Upon the recommendation of its Audit Committee, the Board of Directors has appointed KPMG LLP to serve as our independent registered public accounting firm for 2006. KPMG LLP has served in this capacity since 1994. We are asking our stockholders to ratify the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm for 2006. No Director or executive officer of the Company has any substantial interest in the appointment of KPMG LLP as the Company’s registered independent public accountant.
      Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote Required
      The affirmative vote of a majority of the shares present in person or by proxy at the annual meeting and entitled to vote on this proposal is required for ratification of the Board of Directors appointment of KPMG LLP as our independent registered public accounting firm. In tabulating the vote, abstentions will have the same effect as voting against the proposal and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.
      The Board of Directors unanimously recommends a vote FOR such ratification.
Independent Registered Public Accounting Firm’s Fees
      The following is a summary of the fees billed to the Company by KPMG LLP for professional services rendered for the audit of the Company’s annual financial statements for 2005 and 2004 and for fees billed for other services rendered by KPMG LLP:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees

Audit Fees	$1,333,800	$1,141,100
Audit Related Fees	54,500	66,000
Tax Fees	13,665	60,335
All Other Fees	22,304	58,562

Total Fees	$1,424,269	$1,325,997

Audit Fees
      Audit Fees consisted of fees billed for professional services rendered for the audits of the Company’s consolidated financial statements, the audits of the Company’s internal control over financial reporting, and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. The aggregate Audit Fees billed for each of the last two fiscal years are set forth in the above table.
Audit Related Fees
      Audit Related Fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and attest services that are required by statute or regulation. The aggregate Audit Related Fees billed for each of the last two fiscal years are set forth in the above table.

Tax Fees
      Tax Fees consisted of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax audit defense. The aggregate Tax Fees billed for each of the last two fiscal years are set forth in the above table.
All Other Fees
      All Other Fees consisted of systems conversion internal control advisory services. The aggregate Other Fees billed for each of the last two fiscal years are set forth in the above table.
Stockholder Proposals For 2007 Annual Meeting
      Under SEC Rule 14a-8 as currently in effect, any holder of at least $2,000 in market value of our common stock who has held such securities for at least one year and who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in May 2007 must transmit that proposal (along with his name, address, the number of shares of common stock that he holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such common stock through the date of the 2007 meeting) in writing not later than December 5, 2006. Under the Company’s Amended and Restated By-Laws, notice of any other stockholder proposal to be made at the 2007 annual meeting of stockholders must be received not less than 60 days nor more than 90 days prior to the one-year anniversary of the 2006 annual meeting. All proposals of stockholders intended to be presented at the next annual meeting must be sent to the Corporate Secretary, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received by the Company on or prior to March 11, 2007.
      If you are the beneficial owner, but not the record holder, of the Company’s common stock, your broker, bank or other nominee may seek to reduce duplicate mailings by delivering only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company to the attention of the Corporate Secretary, AMERIGROUP Corporation, 4425 Corporation Lane, Virginia Beach, VA 23462. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

OTHER MATTERS
      As of the date of this proxy statement, we do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. If, however, other matters are properly brought before the annual meeting, the persons named as your proxies will be able to vote those matters in their discretion in accordance with their best judgment.

By Order of the Board of Directors,

Stanley F. Baldwin
Executive Vice President,
General Counsel and Secretary

Exhibit A
AMERIGROUP CORPORATION AUDIT COMMITTEE CHARTER
ROLE
      The Audit Committee of the Board of Directors assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board. The Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders, and on the Company’s processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Committee is directly responsible for the appointment, compensation, retention and oversight of the public accounting firm engaged to prepare or issue an audit report on the financial statements of the Company.
MEMBERSHIP
      The membership of the Committee shall consist of at least three directors as determined by the Board who are generally knowledgeable in financial and auditing matters and at least one member shall be an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment. Applicable laws, regulations and listing requirements shall be followed in evaluating a member’s independence. The Board appoints the members of the Committee and the chairperson. Generally, no member of the Committee may serve on more than three audit committees of publicly traded companies at the same time.
OPERATIONS
      The Committee shall meet at least six times a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will cause to be kept adequate minutes of all its proceedings.
COMMUNICATIONS/ REPORTING
      The public accounting firm shall report directly to the Committee. The Committee is expected to maintain free and open communication with the public accounting firm, the internal auditors, and the Company’s management. This communication shall include private executive sessions, at least annually, with each of these parties. The Committee chairperson shall report on Audit Committee actions and activities to the full Board.
EDUCATION
      The Company is responsible for providing the Committee with educational resources related to accounting principles and procedures, current accounting topics pertinent to the Company and other material as may be requested by the Committee. The Company shall assist the Committee in maintaining appropriate financial literacy.
AUTHORITY
      The Committee will have the resources and authority necessary to discharge its duties and responsibilities. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose. The Committee will be provided with appropriate funding by the Company, as the Committee determines, for the payment of compensation to the Company’s public accounting firm, outside counsel and other advisors as it deems appropriate, and the ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.
RESPONSIBILITIES
      The Committee’s specific responsibilities in carrying out its oversight role are delineated in the Audit Committee Responsibilities Checklist. The responsibilities checklist will be updated annually to reflect changes in regulatory requirements, authoritative guidance, and evolving oversight practices. As the compendium of Committee responsibilities, the most recently updated responsibilities checklist will be considered to be an addendum to this charter.
      The Committee relies on the expertise and knowledge of management, the internal auditors, and the public accounting firm in carrying out its oversight responsibilities. Management of the Company is responsible for determining the Company’s financial statements are complete, accurate, and in accordance with generally accepted accounting principles and establishing satisfactory internal control over financial reporting. The public accounting firm is responsible for auditing the Company’s financial statements and the effectiveness of the Company’s internal control over financial reporting. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company’s standard of business conduct, codes of ethics, internal policies, procedures, and controls.
3/06/06

AMERIGROUP CORPORATION
AUDIT COMMITTEE RESPONSIBILITIES CHECKLIST
Fiscal Year 2006

As
		Spring	Summer	Fall	Winter	Needed

1	Review and update the Audit Committee Charter and Responsibilities Checklist annually.	X

2	Verify the Committee consists of a minimum of three members who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise.	X				X

3	Verify that no member of the Audit Committee shall receive any compensation from the Corporation, other than fees for serving on the Board of Directors or any of its Committees.		X

4	Review and verify there are no transactions between the Company and officers and directors, or affiliates of officers or directors that are not a normal part of the Company’s business, and approve those related-party transactions that would be disclosed as required by SEC Regulation S-K, Item 404.		X

5	Meet six times per year or more frequently as circumstances require and ensure accurate records and minutes of Committee activities are maintained. The Committee may ask members of management or others to attend the meeting and provide pertinent information as necessary.	X	X	X	X	X

6	Prepare the agenda for Committee meetings in consultation between the Committee Chair (with input from the Committee members), the General Auditor, Finance management, the General Counsel and Secretary, and the public accounting firm.	X	X	X	X	X

7	Provide an open avenue of communication between the internal auditors, the public accounting firm, Finance management and the Board of Directors. Report Committee actions to the Board of Directors with such recommendations as the Committee deems appropriate.					X

8	Appoint or replace the public accounting firm and approve the terms on which they are engaged for the ensuing fiscal year.	X

9	Approve in advance the audit and non-audit work to be performed by the public accounting firm. Between meetings the Chair may act on behalf of the Committee.	X				X

10	Evaluate the public accounting firm’s qualifications, performance, and independence, including that of the lead partner at least annually. The evaluation will include obtaining a written report from the independent auditor describing: the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the past five years, concerning an independent audit or audits carried out by the firm, and any steps taken to deal with those issues.	X				X

As
		Spring	Summer	Fall	Winter	Needed

11	Ensure receipt from the public accounting firm of a formal written statement delineating all relationships between the independent auditor and the company, consistent with Independence Standards Board Standard No. 1, and actively engage in a dialogue with the auditor about any disclosed relationships or services that may impact the objectivity and independence of the auditor, and take appropriate action to oversee the independence of the public accounting firm.	X

12	Review and approve the mission, authority, functions, performance and business plan of the Internal Audit Department, annually.		X

13	Review and concur in the appointment, replacement, reassignment, dismissal and annually the compensation of the General Auditor.	X			X	X

14	Approve the staffing and budget of the Internal Audit Department Annually.		X

15	Review with the General Auditor and the public accounting firm the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed auditors of the Company.		X	X

16	Participate in a telephonic meeting among Finance management, the General Auditor and the public accounting firm before each earnings release to discuss the earnings release, financial information and earnings guidance.	X	X	X	X

17	Review and discuss with Finance management and the public accounting firm the Company’s quarterly financial statements.	X	X	X	X

18	Review the periodic reports of the Company with Finance management, the General Auditor and the public accounting firm prior to filing of the reports (including interim reporting) with the SEC, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.	X	X	X	X

19	In connection with each periodic report of the Company, review:

	a. Management’s disclosure to the Committee and the public accounting firm under Section 302 of the Sarbanes-Oxley Act, including identified changes in internal control over financial reporting.	X	X	X	X

	b. The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Sarbanes-Oxley Act.	X	X	X	X

20	Review with Finance management and the public accounting firm at the completion of the annual audit:

	a. The Company’s annual financial statements and related footnotes.				X

As
		Spring	Summer	Fall	Winter	Needed

	b. The independent auditor’s audit of the financial statements and its report thereon.				X

	c. Any significant changes required in the independent auditor’s audit plan.				X	X

	d. Any serious difficulties or disputes with management encountered during the course of the audit and management’s response.				X	X

	e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.				X	X

21	Consider annually the public accountant’s judgments regarding the quality and appropriateness of the Company’s critical accounting policies and consider and approve significant changes.				X

22	Consider and review with Finance management, the independent auditor and the General Auditor:

	a. The Company’s annual assessment of the effectiveness of its internal controls and the independent auditor’s attestation and report about the Company’s assessment.				X

	b. The adequacy of the Company’s internal controls including computerized information system controls and security.				X

	c. Any related significant findings and recommendations of the independent auditor and internal audit together with management’s responses.				X

23	Resolve any disagreements between management and the independent auditor about financial reporting.					X

24	Review with Finance management any significant changes to GAAP and/or SAP policies or standards.					X

25	Consider and review with management and the General Auditor:

	a. Significant findings noted during the year by Internal Audit and management’s response thereto.	X		X		X

	b. Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work, access required information or what they reported.	X		X		X

	c. Any significant changes required in planned scope of their audit plan.	X		X		X

26	Inquire of management, the General Auditor, and the independent auditor about significant risks or exposures, review the Company’s policies for risk assessment and risk management, and assess the steps management has taken to control such risk to the Company.			X

27	Monitor the appropriate standards adopted as a code of conduct for the Company. Review with Finance management and the General Counsel the results of the Company’s monitoring compliance with such standards.	X

As
		Spring	Summer	Fall	Winter	Needed

28	Review with the Compliance Officer, legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs including securities trading policies and reports received from regulators.					X

29	Review and oversee procedures for(i) receipt and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission of employee concerns regarding accounting or auditing matters.	X

30	Meet with the public accounting firm in executive sessions to discuss any matters that the Committee or the public accounting firm believe should be discussed privately with the Audit Committee.	X	X	X	X

31	Meet with the General Auditor in executive sessions to discuss any matters that the Committee or the General Auditor believes should be discussed privately with the Committee.		X

32	Meet with Finance management in executive session to discuss any matters that the Committee or Finance management believes should be discussed with the Audit Committee.			X	X

33	Perform an annual self assessment of the performance of the Committee.	X

34	Report annually to the Board of Directors on the performance, activities and actions of the Committee.	X

35	Prepare the SEC required report for inclusion in the Company’s annual proxy statement regarding the Audit Committee’s review and discussion of matters with management and the public accounting firm.	X

36	Review hiring policies for employees or former employees of the independent auditors.					X

37	The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.					X

AMERIGROUP Corporation
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned does hereby appoint Sherri E. Lee, and Stanley F. Baldwin, Esq., each of them, the true and lawful attorneys-in-fact and proxies of the undersigned, each with full power of substitution, to vote all common shares of the undersigned in AMERIGROUP Corporation at the Annual Meeting of Stockholders to be held on May 10, 2006 at 10:00 a.m. Eastern Time in the lobby of the AMERIGROUP National Support Center, 5832 Midtowne Way, Virginia Beach, Virginia 23464, and at any adjournment thereof, upon all matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side of this proxy. This proxy revokes all prior proxies given by the undersigned.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
AMERIGROUP Corporation
May 10, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
     Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS - Nominees for term ending in 2009:

NOMINEES:
☐ FOR ALL NOMINEES	O William J. McBride
O Thomas E. Capps

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instruction below)	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM RESOLVED,
That the appointment of KPMG LLP as the independent registered public accounting firm for AMERIGROUP Corporation for the year ending December 31, 2006 is hereby ratified.
FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
THIS PROXY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND THE NOMINEES.
IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE.
The undersigned Stockholder(s) hereby vote(s) as indicated all of the Shares which he/she/it owned of record at the close of business on March 28, 2006, or as authorized pursuant to a proxy or proxies for such stockholder(s).

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.